EXHIBIT 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS
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The Board of Directors
European Micro Holdings, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-69215) of our report dated August 20, 1999, relating to the consolidated balance sheets of European Micro Holdings, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of European Micro Holdings, Inc.


KPMG LLP

/s/ KPMG LLP
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Nashville, Tennessee
September 28, 1999